      							OMB Number	3235-0362
								Expires:		September 30, 1998
								Estimated average burden
								hours per response			1.0
FORM 5
/ /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).
/X/	Form 3 Holdings Reported
/ /	Form 4 Holdings Reported

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
			ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1.	Name and Address of Reporting Person*
	<<Wagner, Geoffrey P., 6600 S.W. 92nd Avenue, Suite 370, Portland,
	OR 97223>>
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol  <<Omnis Technology
	Corporation (OMNS)>>

3.	IRS or Social Security Number of Reporting Person (Voluntary) ______

4.	Statement for Month/Year <<7/98>>

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	<<X>> Director			____ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	<<X>> Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person
	SEC 2270 (9-96)
	Page 1 of 4

FORM 5 (continued)								Page 2 of 4 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3) ________________________________________

2.	Transaction Date (Month/Day/Year)	_______________

3.	Transaction Code (Instr. 8)  ______________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount <<0>>		(A) or (D)  _______		Price ____________

5.	Amount of Securities Beneficially Owned at End of Issuer's Fiscal
Year
	(Inst. 3 and 4)	<<0>>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)  ______________

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________

__________________________________________________________________________


* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).						SEC 1474 (7-96)

FORM 5 (continued)								Page 3 of 4 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) _____________________________

2.	Conversion or Exercise Price of Derivative Security  _______________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)  __________________

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title ______________________	Amount or Number of Shares ________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of Derivative Securities Beneficially Owned at End of Year
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________
__________________________________________________________________________

FORM 5 (continued)								Page 4 of 4 Pages


Explanation of Responses:
						/s/ Geoffrey P. Wagner			   4/9/99
						Geoffrey P. Wagner				    Date


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 2270 (9-96)

4410/001/1039320